EXHIBIT 99.2

Lightwave Logic Appoints Phillips W. Smith as Board Chairman

NEWARK, Del., Jan. 13 /PRNewswire-FirstCall/ -- Lightwave Logic, Inc. (OTC Bulletin Board: LWLG) a technology company focused on the development of the "Next Generation Electro-Optic Platform" for applications in high speed fiber-optic telecommunications and optical computing, today announced that Dr. Phillips W. Smith, PhD, was appointed to Lightwave's board of directors and will also serve as its chair.

Dr. Smith has over 35 years of experience with high technology companies serving as both chief executive officer and chairman, and in corporate officer positions at three Fortune 500 Companies. In 2001, Dr. Smith brought TASER International, Inc. public through an IPO and most recently served as Chairman of TASER International, Inc. (TASR) until his retirement from that position in December 2004. Dr. Smith subsequently resigned his TASER board seat in October 2006. Since then, Dr. Smith has been actively involved as an investor in start-up companies.

Previously, he was Chairman and CEO of CAE Systems (sold to Tektronix Inc. for $75M in 1986), CEO and Chairman of EDGE Computer and CEO and Chairman of ZYCAD, a public company on NASDAQ. Dr. Smith received his B.S. degree from West Point, an M.B.A. from Michigan State University and a PhD from St. Louis University.

"We are very pleased to have Dr. Smith assist us in our next growth phase," stated Jim Marcelli, CEO of Lightwave. "In his primary role as chairman, Dr. Smith will be Lightwave's representative and spokesperson to the financial community. This is an area in which he has a wealth of experience and where he is known and respected from his work in the high tech arena." "As an early investor in Lightwave, I have followed the excellent progress Jim Marcelli and his team has made in bringing this unique and 'game changing' material platform to market," stated Dr. Smith. "I look forward to engaging the financial community to more fully explain and articulate the exciting opportunities that Lightwave's technology offers."

Lightwave also announced that Thomas Smith has resigned from the Lightwave board of directors, but will continue to serve the company as a consultant.

"Powered by Lightwave Logic"(TM)

Lightwave Logic, Inc. is a development stage company that is producing prototype electro-optic demonstration devices and is moving toward commercialization of its high-activity, high-stability organic polymers for applications in electro-optical device markets. Electro-optical devices convert data from electric signals into optical signals for use in high-speed fiber-optic telecommunications systems and optical computers. Please visit the Company's website, www.lightwavelogic.com, for more information.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "May," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, and various other factors beyond the Company's control.